Exhibit 10.13

EXECUTION VERSION

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ASSET PURCHASE AGREEMENT

among

PHOENIX TISSUE REPAIR, INC.,

SHIRE HUMAN GENETIC THERAPIES, INC.

and

LOTUS TISSUE REPAIR, INC.

Dated as of July 21, 2017

This ASSET PURCHASE AGREEMENT, dated as of July 21, 2017, is made and entered into by and among PHOENIX TISSUE REPAIR, INC., a Delaware corporation (“Purchaser”), SHIRE HUMAN GENETIC THERAPIES, INC., a Delaware corporation (“Shire”), and LOTUS TISSUE REPAIR, INC., a Delaware corporation (“Lotus,” and together with Shire, “Sellers” or each a “Seller”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 7.06(b).

WHEREAS, Shire purchased all of the outstanding shares of Lotus pursuant to the Stock Purchase Agreement;

WHEREAS, Shire has provided notice to the Equityholders’ Representative of an event giving rise to a Purchase Option (as such term is defined in the Stock Purchase Agreement) pursuant to Section 2.07 of the Stock Purchase Agreement;

WHEREAS, pursuant to the terms of the Contribution Agreement, the Equityholders (as such term is defined in the Stock Purchase Agreement) have contributed the Purchase Option to Purchaser;

WHEREAS, pursuant to Section 2.07 of the Stock Purchase Agreement, Purchaser, in its capacity as the Designated Affiliate (as such term is defined in the Stock Purchase Agreement), has elected to exercise the Purchase Option and complete the Asset Purchase (as such term is defined in the Stock Purchase Agreement); and

WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, the Acquired Assets (as defined below) and consummate the Asset Purchase (including the assumption of the Assumed Liabilities by Purchaser) as contemplated in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Purchase and Sale of Acquired Assets

SECTION 1.01    Purchase and Sale. On the terms and subject to the conditions contained herein, the Sellers hereby agree to sell, convey, assign, transfer and deliver to Purchaser, and shall cause each of their Affiliates to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase from Sellers or their Affiliates, all of Sellers’ and their Affiliates’ right, title and interest in, to and under the Acquired Assets, for a purchase price (the “Purchase Price”) consisting of (i) an aggregate amount of [***] (the “Base Purchase Price”), payable as set forth in Article II, (ii) [***] shares (the “Purchaser Shares”) of Purchaser’s common stock, $0.0001 par value per share (“Common Stock”), issued by Purchaser to Lotus pursuant to that certain Subscription Agreement dated as of the date hereof, free and clear of any Liens other than restrictions on transfer under the Other Transaction Documents, applicable state and federal securities laws and liens or encumbrances created by or imposed by Sellers (the “Subscription Agreement”), (iii) the Milestone Consideration, payable in accordance

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

with Section 1.02, (iv) the Contingent Payments, payable in accordance with Section 1.03, and (v) the assumption by Purchaser of the Assumed Liabilities. The purchase and sale of the Acquired Assets and the assumption by Purchaser of the Assumed Liabilities are referred to in this Agreement collectively as the “Acquisition”.

SECTION 1.02    Milestone Consideration.

(a)    Milestone Events. Upon the occurrence of each of the events (each, a “Milestone Event”) set forth in the table below (the “Milestone Table”) regarding the first Product with which any member of the Purchaser Rights Group achieves such Milestone Event, Purchaser shall pay to Sellers the applicable amount set forth opposite each such Milestone Event in the Milestone Table (each such payment, a “Milestone Payment”, and collectively, the “Milestone Consideration”) in accordance with Section 1.02(b). Milestone Events (i)(A) through (and including) (i)(C) set forth in the Milestone Table are referred to in this Agreement as “Regulatory Milestone Events” and the Milestone Events (ii)(A) through (and including) (ii)(F) set forth in the table below are referred to in this Agreement as “Net Sales Milestone Events”. Payments in respect of Regulatory Milestone Events are referred to in this Agreement as “Regulatory Milestone Payments” and payments in respect of the Net Sales Milestone Events are referred to in this Agreement as “Net Sales Milestone Payments”.

	Milestone Event	Milestone Payment
(i)	Regulatory Milestone Events
	[***]	[***]
	[***]	[***]
	[***]	[***]

(ii)	Net Sales Milestone Events
	[***]	[***]

	[***]	[***]

	[***]	[***]

	[***]	[***]

	[***]	[***]

	[***]	[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Each of the Milestone Payments shall be payable a maximum of one (1) time only. For the avoidance of doubt:

(1) each of the Milestone Payments shall become payable upon the occurrence of the associated Milestone Event, irrespective of the order in which the Milestone Events occur relative to each other,

(2) no amounts shall be due for subsequent or repeated achievements of any Milestone Event,

(3)(x) if Regulatory Milestone Event (i)(B) is achieved before Regulatory Milestone Event (i)(A), then the Milestone Payments for Regulatory Milestone Events (i)(A) and (i)(B) shall become payable upon such achievement, and (y) if Regulatory Milestone Event (i)(C) is achieved before Regulatory Milestone Event (i)(A) or (i)(B), the Milestone Payments for all Regulatory Milestone Events shall become payable upon such achievement, and

(4) if any combination of Net Sales Milestone Events not previously achieved are achieved in any one Calendar Year, the Milestone Payments for each such achieved Net Sales Milestones Events shall become payable upon their respective achievement (e.g., if, in one Calendar Year the aggregate worldwide Net Sales for Products exceeds [***] and no Net Sales Milestone Events have been previously achieved, then the Net Sales Milestone Payments for Net Sales Milestone Events (ii)(A), (ii)(B) and (ii)(C) shall become payable upon their respective achievement).

In accordance with the foregoing, the maximum total Milestone Payments payable by Purchaser to Sellers under this Section 1.02 would be [***].

(b)    Notice and Payment. Upon the occurrence of a Regulatory Milestone Event, Purchaser shall promptly (and in any event no later than [***] business days thereafter) provide written notice (a “Regulatory Milestone Statement”) to Sellers of the occurrence of such Regulatory Milestone Event and, within [***] business days of such notice pay Sellers the corresponding Milestone Payment. No later than [***] business days after the end of the Calendar Quarter in which each Net Sales Milestone Event occurs, Purchaser shall (A) provide written notice to Sellers of the occurrence of such Net Sales Milestone Event and (B) pay

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Sellers the corresponding Milestone Payment. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Purchaser fails to deliver timely notice of a Milestone Event to Sellers or fails to timely pay any Milestone Payment, in each case in accordance with this Section 1.02(b), then the applicable Milestone Payment shall bear interest on a daily basis, from and including the date by which such Milestone Payment should have been paid in accordance with this Section 1.02(b) until (but excluding) the date the payment is debited from Purchaser’s bank account, at a rate per annum equal to the then-prevailing prime rate of Bank of America, N.A.

SECTION 1.03    Contingent Payments. Pursuant to Section 1.01(iv), during the Contingent Term, contingent payments (the “Contingent Payments”) shall be payable by Purchaser to Sellers in accordance with this Section 1.03.

(a)    Contingent Rates. Except as provided in Section 1.03(c), Purchaser shall pay to Sellers Contingent Payments for each Product of (i) [***] of the annual worldwide Net Sales of such Product where such annual worldwide Net Sales in any Calendar Year are less than [***], (ii) [***] of the annual worldwide Net Sales of such Product where such annual worldwide Net Sales in any Calendar Year are equal to or greater than [***] but less than [***], and (iii) [***] of the annual worldwide Net Sales of such Product where such annual worldwide Net Sales in any Calendar Year are equal to or greater than [***].

(b)    Contingent Term. The Contingent Payments payable by Purchaser to Sellers under Section 1.03(a) shall be paid on a Product-by-Product and country-by-country basis beginning on the First Commercial Sale of a Product in a country until the latest of (i) the date which is [***] years after the First Commercial Sale of such Product in such country, (ii) the expiration of the last-to-expire Regulatory Exclusivity with respect to such Product in such country and (iii) the expiration in such country of the last-to-expire Valid Claim of a Transferred Patent that Covers such Product (the “Contingent Term”).

(c)    Adjustments. Notwithstanding anything in Section 1.03(a) to the contrary, if at any time during the Contingent Term (i) there is no Valid Claim of any Transferred Patent that Covers any element of a Product in a country and as of such time the last-to-expire Regulatory Exclusivity with respect to such Product in such country has not expired, then the applicable contingent rate contemplated by Section 1.03(a) shall be reduced by [***] of the otherwise applicable contingent rate with respect to all Net Sales for such Product in such country effective immediately following such time, (ii) there is no Valid Claim of any Transferred Patent that Covers any element of a Product in a country and as of such time the last-to-expire Regulatory Exclusivity with respect to such Product in such country has expired, then the applicable contingent rate contemplated by Section 1.03(a) shall be reduced by [***] of the otherwise applicable contingent rate with respect to all Net Sales for such Product in such country effective immediately following such time, or (iii) a Generic Product Event occurs with respect to a Product in a country, then the contingent rate contemplated by Section 1.03(a) shall equal [***] with respect to all Net Sales for such Product in such country effective immediately following such time. For the avoidance of doubt, and notwithstanding anything herein to the contrary, (A) the contingent rate reductions contemplated in the foregoing clauses (i) – (iii) shall not be aggregated and (B) in no event shall the contingent rate contemplated by Section 1.03(a) after being reduced pursuant to any of the foregoing clauses (i) – (iii) equal less than [***] with respect to any Net Sales for any Product in any country.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Without limiting the foregoing, and by way of example only:

(1)    In the event that, at any time during the Contingent Term, the contingent rate contemplated by Section 1.03(a) applicable to Net Sales of a Product in a country is [***] and at such time (x) there is no Valid Claim of any Transferred Patent that Covers any element of such Product in such country and (y) the last-to-expire Regulatory Exclusivity with respect to such Product in such country has not expired, then the applicable contingent rate contemplated by Section 1.03(a) would be reduced to [***] with respect to all Net Sales for such Product in such country effective immediately following such time. If, following such time, the last-to-expire Regulatory Exclusivity with respect to such Product in such country expires, then the applicable contingent rate contemplated by Section 1.03(a) would be reduced to [***] with respect to all Net Sales for such Product in such country thereafter.

(2)    In the event that, at any time during the Contingent Term, the contingent rate contemplated by Section 1.03(a) applicable to Net Sales of a Product in a country is [***] and at such time (x) there is no Valid Claim of any Transferred Patent that Covers any element of such Product in such country and (y) the last-to-expire Regulatory Exclusivity with respect to such Product in such country has expired, then the applicable contingent rate contemplated by Section 1.03(a) would be reduced to [***] with respect to all Net Sales for such Product in such country effective immediately following such time. If, following such time, a Generic Product Event occurs with respect to such Product in such country, then the contingent rate contemplated by Section 1.03(a) would remain at [***] with respect to all Net Sales for such Product in such country.

(d)    Contingent Report and Payment. No later than [***] days after the end of each Calendar Quarter, Purchaser or its Affiliates shall pay to Sellers the Contingent Payments payable for such Calendar Quarter and provide a contingent report (the “Contingent Report”) showing:

(i)    the Net Sales of each Product sold by Purchaser, its Affiliates and any other member of the Purchaser Rights Group, in each case during such Calendar Quarter;

(ii)    the “gross to net” adjustments with respect to the calculation of Net Sales for such Calendar Quarter and each prior Calendar Quarter, if any, for the applicable Calendar Year, including the individual components of the calculation, as described in the definition of “Net Sales”;

(iii)    the Contingent Payments in Dollars which shall have accrued hereunder with respect to any Net Sales of each Product;

(iv)    withholding Taxes, subject to Section 1.04(b), if any, to be deducted with respect to such Contingent Payments; and

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(v)    the Spot Exchange Rate, if applicable, used by Purchaser in determining the amount of Dollars payable hereunder.

Notwithstanding anything to the contrary set forth in this Agreement, in the event that Purchaser fails to deliver timely a Contingent Report to Sellers or fails to timely pay any Contingent Payment, in each case in accordance with this Section 1.03(d), then the applicable Contingent Payment shall bear interest on a daily basis, from and including the date by which such Contingent Payment should have been paid in accordance with this Section 1.03(d) until (but excluding) the date the payment is debited from Purchaser’s bank account, at a rate per annum equal to the then-prevailing prime rate of Bank of America, N.A.

SECTION 1.04    Payments; Records; Disputes; Efforts.

(a)    Manner of Payment and Exchange Rate. All payments to be made by Purchaser to Sellers under Sections 1.02 and 1.03 shall be made in Dollars and shall be paid by wire transfer in immediately available funds to such bank account in the United States designated in writing by Sellers. In computing the amount of sales of a Product (including Net Sales) denominated in any currency other than Dollars, the rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be the Spot Exchange Rate for the month in which such sales occurred.

(b)    Tax Withholding. The Purchaser will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law; provided, however, that the Purchaser will so long as Sellers’ right to receive the Milestone Consideration and the Contingent Payments has not been assigned pursuant to Section 7.01(b) (or if only a portion of the right to the Milestone Consideration and the Contingent Payments has been assigned then only with respect to the portion of the right to such payment retained by and paid to Sellers), promptly (and in any event no later than [***] business days prior to the date on which such payment is made) notify the applicable Seller of any intention to so deduct and withhold with respect to any payment to the Seller and provide the Seller a reasonable opportunity to provide any statement, form, or other documentation that would reduce or eliminate any such requirement to deduct and withhold. In addition, Purchaser will (i) remit and report any such amount required to be deducted and withheld to the applicable Governmental Authority in accordance with Applicable Law; (ii) upon request, promptly provide to the Seller a certificate, receipt or other documentation of proof of such remittance reasonably acceptable to the Seller; and (iii) cooperate with the Seller, [***], as reasonably requested with respect to the filing of any Tax Return or conduct of any claim relating to any available refund of such amount remitted. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller or its Affiliates.

(c)    Regulatory Milestone Updates. From the Closing and until such time as each of the Regulatory Milestone Events has been achieved, the Purchaser shall provide to Sellers, (i) within [***] days following January 1 of each Calendar Year, with a written report describing in reasonable detail the current development and regulatory status of the Product(s) and the progress towards achievement of the Regulatory Milestone Events by all applicable members of the Purchaser Rights Group.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)    Net Sales Records. Purchaser shall, and shall cause the other members of the Purchaser Rights Group to, keep books and records prepared in accordance with their respective standard accounting procedures and in accordance with GAAP, in each case consistently applied, for the purpose of calculating all Net Sales Milestone Payments and Contingent Payments payable to Sellers. Subject to and without limiting Section 5.03(d) and Section 5.06(d), such books and records shall be kept at Purchaser’s or the relevant Purchaser Rights Group member’s principal place of business for a period of no less than [***] years following the end of the Calendar Year to which they shall pertain, and shall be open for inspection on an annual basis by a mutually agreed upon independent certified accountant, [***], for the purpose of verifying the Net Sales Milestone Payments or the Contingent Payments payable to Sellers. The books and records for any particular Calendar Year shall be subject to no more than one inspection, and in no event shall any inspection be initiated with respect to any Calendar Year more than three years following the end of such Calendar Year. Such accountant shall have agreed in writing to maintain all information learned in confidence, except as necessary to disclose to Sellers any compliance or noncompliance by Purchaser and any other member of the Purchaser Rights Group with the terms of this Section 1.04, and shall have executed all customary release letters reasonably requested by Purchaser’s or any other Purchaser Rights Group member’s independent auditors. [***].

(e)    Net Sales Disputes. If Sellers believe that any Net Sales Milestone Event has occurred, or that any Contingent Report is inaccurate in whole or in part, then Sellers shall promptly deliver written notice (a “Net Sales Dispute Notice”) thereof, in reasonable detail, to Purchaser. During the [***] days following the delivery of a Net Sales Dispute Notice, Purchaser and Sellers shall attempt in good faith to resolve any dispute as to the occurrence of any Net Sales Milestone Event or the accuracy of any Contingent Report. If the parties do not reach agreement with respect to any dispute relating to any such matter within [***] days after a Net Sales Milestone Dispute Notice is delivered to Purchaser by Sellers, the parties shall submit for arbitration all matters that remain in dispute and that were properly included in the Net Sales Dispute Notice to a nationally recognized independent accounting firm (the “Accounting Firm”). The Accounting Firm shall be a nationally recognized independent public accounting firm as shall be agreed upon by the parties in writing or, if the parties are unable to so agree in writing within [***] days, then Purchaser and Sellers shall each select such a firm and such firms shall jointly select a third nationally recognized independent public accounting firm to serve as the Accounting Firm. The parties shall jointly instruct the Accounting Firm that it shall (i) review only the matters that were properly included in the Net Sales Dispute Notice and which remain in dispute, (ii) make its determination in accordance with the requirements of this Section 1.04(e) and (iii) render its written decision as promptly as practicable but in no event later than [***] days after submission to the Accounting Firm of all matters in dispute. The Accounting Firm’s determination shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 1.04(d). Purchaser and the Sellers shall each pay its own expenses of arbitration, and the fees, costs and expenses of the Accounting Firm shall be [***]. Any decision rendered by the Accounting Firm shall be final and binding upon the parties; provided, however, that no such decision shall be any more favorable to Purchaser than is set forth in the applicable Contingent Report or any more

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

favorable to Sellers than is proposed in the applicable Net Sales Dispute Notice. All proceedings conducted by the Accounting Firm shall take place in New York, New York. Any underpayments of Net Sales Milestone Payments or Contingent Payments shall be paid (together with interest in accordance with Section 1.02(b) or 1.03(d), as applicable) by Purchaser within [***] days of notification of the results of such inspection.

(f)    Efforts Standard. Purchaser shall, and shall cause each other member of the Purchaser Rights Group to, use Commercially Reasonable Efforts to (i) [***] and (ii) [***]. Sellers acknowledge and agree that, subject only to the foregoing requirement to use Commercially Reasonable Efforts, (A) Purchaser has the exclusive right to own, operate, use, license, research, develop and otherwise commercialize the Acquired Assets and Products in any way that the Purchaser and its Affiliates deem appropriate, in their sole discretion, including the determination of whether or not to develop or commercialize a Product or the indications for which a Product may be developed or commercialized, (B) there is no assurance that the Milestone Payments will become payable, (C) Purchaser and its Affiliates owe no fiduciary duty to Sellers or their Affiliates, and each of them hereby expressly waives any such fiduciary duty if any such duty were to exist, and (D) without limiting any express provisions of this Agreement, the parties intend the express provisions of this Agreement (including the definition of “Commercially Reasonable Efforts” where such term is expressly applicable) to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Authority.

SECTION 1.05    Product Sale. In no event shall the Purchaser or any of its Affiliates effect any Product Sale to any person, unless all of the following requirements are satisfied: (a) the transferee in such Product Sale agrees in writing to be bound by, and assumes and succeeds to, all of the obligations of the Purchaser set forth in Sections 1.02, 1.03 and 1.04, and (b) prior to or simultaneously with the consummation of such Product Sale, (i) such transferee delivers to the Sellers an instrument of assumption, reasonably acceptable to the Sellers, effecting the agreement, assumption and succession described in the foregoing clause (a), and (ii) the Purchaser pays or causes to be paid to Sellers all Milestone Payments and Contingent Payments that have become due and payable under this Agreement prior to such consummation of such Product Sale. Following the consummation of any such Product Sale, the Purchaser shall be jointly and severally liable for any obligations of the transferee under this Agreement with respect to the Products and Acquired Assets that are the subject of such Product Sale. Notwithstanding anything in this Agreement to the contrary, any purported Product Sale in contravention of this Section 1.05 shall be null and void.

SECTION 1.06    Transfer of Assets.

(a)    Except as otherwise provided in this Agreement, upon the terms and subject to the conditions set forth in this Agreement, at the Closing Sellers hereby agree to sell, convey, assign, transfer and deliver to Purchaser, and shall cause their Affiliates to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase from Sellers

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

or their Affiliates, all of Sellers’ and their Affiliates’ right, title and interest in, to and under the assets described or identified below (other than Excluded Assets) as they exist as of immediately prior to the Closing (collectively, the “Acquired Assets”):

(i)    Closing Date IP Assets;

(ii)    Research Program Assets; and

(iii)    the Contracts identified in Section 1.06(a)(iii) of the Sellers Disclosure Schedule (the “Transferred Contracts”).

(b)    Notwithstanding anything to the contrary contained in Section 1.06(a) or elsewhere in this Agreement, nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and the Sellers and their Affiliates shall retain all right, title and interest to, in and under the Excluded Assets after the Closing. The term “Excluded Assets” shall mean all assets, properties, interests and rights of the Sellers and any of their respective Affiliates other than the Acquired Assets. For the avoidance of doubt, the Excluded Assets shall include (but are not limited to):

(i)    all cash and cash equivalents of Sellers and any of their Affiliates;

(ii)    all rights and claims of Sellers or any of their Affiliates to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Sellers and their Affiliates in respect of any Excluded Asset or any Excluded Liability;

(iii)    all Contracts other than the Transferred Contracts;

(iv)    except for the Closing Date IP Assets and Product IP and rights granted under the Product Licensed IP pursuant to the Purchaser License, all other Intellectual Property of Sellers and their Affiliates (including all Sellers Names and Marks);

(v)    all Tax refunds and Tax deposits, Tax Assets and all Tax books and records;

(vi)    all rights of Sellers and their Affiliates under this Agreement, the Other Transaction Documents and the other agreements and instruments executed and delivered in connection with this Agreement; and

(vii)    all assets, properties or rights set forth on, or arising under any Contracts set forth on, Section 1.06(b)(vii) of the Sellers Disclosure Schedule.

(c)    Notwithstanding the foregoing, Purchaser acknowledges and agrees that (i) Sellers and their Affiliates may retain possession of and use any Acquired Asset necessary or desirable for the Sellers and their Affiliates to perform their obligations under the Transition Services Agreement, (ii) in respect of documents, materials and information (including, for the avoidance of doubt, electronic data) included in the Acquired Assets: (x) with respect to any portions of such items that do not relate solely to the Acquired Assets or are also required for the operation of the Excluded Assets or relate to the Excluded Liabilities, the Sellers and their Affiliates may retain the originals of such items, and deliver, or cause to be delivered, copies thereof to Purchaser and redact from any such items any information that is not related to the

Acquired Assets or the Assumed Liabilities, (y) the Sellers and their Affiliates will have up to [***] following the Closing (or such longer time as provided in the Transition Services Agreement) to deliver such items to Purchaser and (z) Sellers and their Affiliates shall only have an obligation to physically deliver such items to the extent in the possession or control of Sellers or such Affiliates and (iii) in the event of a conflict between this Agreement and the Transition Services Agreement with respect to the delivery of any Acquired Assets, the Transition Services Agreement will control.

(d)    Seller has listed on Section 1.06(d) of the Sellers Disclosure Schedule certain statements of work under Contracts (not included in the Transferred Contracts) that relate exclusively to the Acquired Product (such statements of work, the “Specified SOWs”) and certain Contracts that relate both to the Acquired Product and other businesses of Shire and its Affiliates (the “Specified Contracts”). Notwithstanding anything to the contrary in this Agreement, but subject to Section 1.09, in addition to the Transferred Contracts, the Acquired Assets shall also include (i) such Specified SOWs (but not the related master agreement) and (ii) the rights under the Specified Contracts to the extent exclusively related to the Acquired Product and the Assumed Liabilities shall also include all Liabilities to the extent arising out of or relating to (i) the Specified SOWs or (ii) the Specified Contracts, in the case of this clause (ii), to the extent relating to the Acquired Product and in each case which have not arisen from breaches or defaults of a Seller during the Ownership Period. Buyer shall use commercially reasonable efforts to enter into its own Contracts to replace the rights provided under the Specified SOWs and Specified Contracts reasonably promptly following the Closing.

SECTION 1.07    Assumed Liabilities.

(a)    Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, all of the following Liabilities of Sellers and their Affiliates, other than any Excluded Liability (the “Assumed Liabilities”):

(i)    all Liabilities primarily related to the Closing Date IP and the Research Program Assets or the operation or use thereof, including those listed in Section 1.07(a)(i) of the Sellers Disclosure Schedule;

(ii)    all Liabilities to the extent arising out of or relating to the Transferred Contracts and which have not arisen from breaches or defaults of a Seller during the Ownership Period; and

(iii)    all Taxes apportioned to Purchaser under Section 5.03, including Purchaser’s share of any Taxes discussed in Section 5.03(a).

(b)    Notwithstanding any other provision of this Agreement, Purchaser shall not assume any Excluded Liability. The term “Excluded Liability” means:

(i)    all Liabilities of any Seller or its Affiliates other than Assumed Liabilities, including, but not limited to, the Liabilities listed on Section 1.07(b)(i) of the Sellers Disclosure Schedule;

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(ii)    subject to Section 5.03, all Liabilities and obligations for (i) Taxes arising from or relating to the Acquired Assets for any Pre-Closing Tax Period, (ii) any Taxes of the Sellers for any taxable period, (iii) any Taxes relating to the Excluded Liabilities for any taxable period; and (iv) Sellers’ share of any Taxes described in Section 5.03(a); and

(iii)    all Liabilities arising out of or relating to the Transferred Contracts to the extent such Liabilities have arisen from breaches or defaults of such Transferred Contract by Seller or any of its Affiliates during the Ownership Period.

SECTION 1.08    Further Assurances; Inadvertent Transfers of Assets.

(a)     In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, at any party’s reasonable request and, subject to Section 5.03(a), at such requesting party’s sole cost and expense, each party shall take such further action (including the execution and delivery to the other party of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as another party may reasonably request as shall be reasonably deemed necessary to transfer, convey and assign to Purchaser all of the Acquired Assets and to confirm Purchaser’s assumption of the Assumed Liabilities.

(b)    Without limiting the provisions of Section 1.08(a), to the extent that Purchaser or either Seller discovers any additional assets or properties, including any Intellectual Property, which are Acquired Assets or Product Licensed IP but were not transferred, assigned, or licensed in accordance with the terms hereof, Purchaser and Sellers shall cooperate and execute and deliver any instruments of transfer or assignment or a license agreement (as applicable), reasonably necessary to transfer and assign or license (as applicable) such asset or property to Purchaser. Without limiting the provisions of Section 1.08(a), to the extent that Purchaser or either Seller discovers any assets or properties, including any Intellectual Property, which is an Excluded Asset but which was inadvertently transferred or assigned to Purchaser, Purchaser and Sellers shall cooperate and execute and deliver any instruments of transfer or assignment reasonably necessary to transfer and assign such asset or property back to Sellers, as appropriate.

SECTION 1.09    Consents of Third Parties. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof requires the consent of a third party (including any Governmental Authority), would in any way adversely affect the rights of Purchaser or the Sellers thereunder or would be contrary to Applicable Law. The Sellers and Purchaser shall use their commercially reasonable efforts (but without any requirement to pay money or offer other consideration or accommodation to any person) to obtain the consent of any applicable third party to the assignment of any such Acquired Asset or such claim, right or benefit (including, with respect to a Specified SOW, to separately assign such Specified SOW and its associated Assumed Liabilities). If any such required consent or approval is not obtained prior to the Closing, then in each such case (i) such interest in such Acquired Asset shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (ii) Sellers, their Affiliates and Purchaser shall use commercially reasonable efforts to cooperate ([***]) to seek to

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

obtain such consent as soon as practicable after the Closing and (iii) until such consent is obtained, Sellers and Purchaser shall use commercially reasonable efforts to cooperate (each at their own expense) in any lawful arrangement that does not require such consent under which Purchaser shall obtain the economic claims, rights, benefits and Liabilities under the asset (including any Contract or Permit) or related claim, right or benefit with respect to which the consent has not been obtained in accordance with this Agreement. Such arrangement may include (a) the subcontracting, sublicensing or subleasing to Purchaser, if permitted, of any and all rights of Sellers and their Affiliates against, and obligations of Sellers and their Affiliates to, the other party to such third-party agreement and (b) the enforcement ([***] and subject to the Sellers having received, to their reasonable satisfaction, assurances (including in by way of indemnities, etc.) that Purchaser will be able to comply with such obligations) by Sellers or their Affiliates of such rights. The Sellers and their Affiliates shall have no obligation to obtain such consent or approval or to provide such an alternative arrangement other than the undertaking to use commercially reasonable efforts to obtain or provide the same as set forth in this Section 1.09 (and the failure to do so shall not be deemed to be a breach of the Sellers’ representations, warranties or covenants hereunder and the Sellers and their Affiliates shall have no Liability in connection with such failure).

SECTION 1.10    Grant of Licenses.

(a)    Effective as of the Closing, Sellers hereby grant to Purchaser a non-exclusive, worldwide, irrevocable and non-terminable, perpetual, royalty-free, fully paid-up, non-transferable (except in accordance with Section 7.01) license, with the right to sublicense through multiple tiers of sublicenses (but subject to Section 1.10(c)), under the Product Licensed IP to Exploit the Product in all fields of use (“Purchaser License”).

(b)    Effective as of the Closing, Purchaser hereby grants to the Sellers a non-exclusive, worldwide, irrevocable and non-terminable, perpetual, royalty-free, fully paid-up, non-transferable (except in accordance with Section 7.01) license, with the right to sublicense through multiple tiers of sublicenses (but subject to Section 1.10(d)), under the Closing Date IP Assets and Product IP to Exploit any product (other than a recombinant human collagen type VII product) in any field of use outside of the Covered Indication (“Sellers License”).

(c)    The license granted to Purchaser under the Purchaser License shall include the right of Purchaser to grant sublicenses thereunder to any person. Any sublicense of the Purchaser License granted to any third party that is not an Affiliate of Purchaser shall be in writing (it being understood that, for the avoidance of doubt, nothing herein shall be construed as requiring Purchaser to provide a copy of such sublicense (or any other notice) to, or obtain consent from, Sellers in connection with granting any sublicense under the Purchaser License). Purchaser shall remain liable to Sellers for all acts or omissions of its sublicensees under the Purchaser License as if they were acts or omissions of the Purchaser under this Agreement.

(d)    The license granted to Sellers under the Sellers License shall include the right of Sellers to grant sublicenses thereunder to any person. Any sublicense of the Sellers License granted to any third party that is a not an Affiliate of any Seller shall be in writing (it being understood that, for the avoidance of doubt, nothing herein shall be construed as requiring any Seller to provide a copy of such sublicense (or any other notice) to, or obtain consent from,

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Purchaser in connection with granting any sublicense under the Sellers License). Sellers shall remain liable to Purchaser for all acts or omissions of its sublicensees under the Sellers License as if they were acts or omissions of Sellers under this Agreement.

(e)    Without limiting the express representations and warranties of the parties set forth in Article III and Article IV, the Purchaser License and Sellers License are granted “as is” and Sellers and Purchaser each hereby disclaim any express or implied representations or warranties of any kind with respect to the Purchaser License and Sellers License, including those regarding merchantability, fitness for a particular purpose or non-infringement. Except for the Purchaser License and Sellers License, no other licenses of Intellectual Property are granted to Purchaser or Sellers under this Agreement.

ARTICLE II

Closing

SECTION 2.01    Closing. The closing of the Acquisition (the “Closing”) shall take place on the date hereof (the “Closing Date”) at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA, substantially contemporaneously with the transactions contemplated by the Contribution Agreement and the Purchaser SPA.

(a)    In connection with the execution and delivery of this Agreement, Purchaser has delivered to Shire, Lotus, or the Sellers, as applicable:

(i)    by wire transfer to a bank account designated in writing by Shire at least [***] business days prior to the Closing Date in Dollars, immediately available funds in an amount equal to the Base Purchase Price;

(ii)    an executed counterpart of the Assignment and Assumption Agreement;

(iii)    an executed counterpart of the Patent Assignment;

(iv)    an executed counterpart of the Transition Services Agreement;

(v)    an executed counterpart of the Subscription Agreement;

(vi)    an executed Contribution Agreement;

(vii)    an executed counterpart of the Purchaser SPA;

(viii)    an executed counterpart to the Right of First Refusal and Co-Sale Agreement;

(ix)    an executed counterpart to the Voting Agreement; and

(x)    an executed counterpart to the Investors’ Rights Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)    In connection with the execution and delivery of this Agreement, Shire, Lotus or Sellers, as applicable, have delivered to Purchaser:

(i)    an executed counterpart of the Assignment and Assumption Agreement;

(ii)    an executed counterpart of the Patent Assignment;

(iii)    an executed counterpart of the Transition Services Agreement;

(iv)    an executed counterpart of the Subscription Agreement;

(v)    an executed counterpart to the Right of First Refusal and Co-Sale Agreement;

(vi)    an executed counterpart to the Voting Agreement;

(vii)    an executed counterpart to the Investors’ Rights Agreement; and

(viii)    an executed certificate from each Seller, signed under penalties of perjury, stating that such Seller is not a foreign person, in accordance with the requirements of Treasury Regulation section 1.1445-2(b)(2).

ARTICLE III

Representations and Warranties of Sellers

Except as set forth in the Sellers Disclosure Schedule attached hereto (the “Sellers Disclosure Schedule”), the Sellers, on a joint and several basis, each hereby represents and warrants to Purchaser as of the date hereof as follows (it being understood that, notwithstanding anything to the contrary in this Agreement, all of the following representations and warranties, including all historical or other rearward-looking representations and warranties, of Sellers, except for those representations and warranties in Section 3.04(b), are given only with respect to the Ownership Period (whether or not such qualifying language appears in all applicable circumstances throughout this Article III), and not to any facts, circumstances, liabilities or obligations which may have occurred or accrued prior to the Ownership Period):

SECTION 3.01    Corporate Existence and Power. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except as would not reasonably be expected to, individually or in the aggregate, materially impair the ability of a Seller to consummate the transactions contemplated by this Agreement.

SECTION 3.02    Authorization. The execution, delivery and performance by a Seller of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within the powers of such Seller and have been duly authorized by all necessary action on the part of such Seller. This Agreement and each of the Other Transaction Documents to which a Seller is a party, and each of the other documents and instruments to be executed and delivered by such Seller pursuant hereto and thereto constitute, or shall constitute, as the case may be a valid and binding agreement of such Seller (assuming that this Agreement and any such Other Transaction Document has been or will be duly and validly authorized, executed and delivered by the other parties thereto) enforceable against such Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). No vote or approval of the shareholders of a Seller or any of its Affiliates is required in order to consummate the transactions contemplated by this Agreement or the Other Transaction Documents except for any approval that has already been given.

SECTION 3.03    Governmental Authorization. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to a Seller in connection with such Seller’s execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby by such Seller, other than (i) those that may be required solely by reason of Purchaser’s or any Affiliate of Purchaser’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or thereby and (ii) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to be material to the Acquired Assets, taken as a whole, or would not reasonably be expected to, individually or in the aggregate, materially impair the ability of a Seller to consummate the transactions contemplated by this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

SECTION 3.04    Noncontravention.

(a)    The execution, delivery and performance by a Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of such Seller, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by any third party under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Seller or to a loss of any benefit to which such Seller is entitled under any Transferred Contract or (iv) result in the creation or imposition of any liens, claims, encumbrances, security interests, licenses, covenants not to use, options, charges or restrictions of any kind (“Liens”) on any Acquired Asset, except for any Permitted Liens, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets, taken as a whole, or would not reasonably be expected to, individually or in the aggregate, materially impair the ability of a Seller to consummate the transactions contemplated by this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(b)    Neither the current operation by Shire of the Acquired Assets nor the Acquisition is subject to that certain [***].

SECTION 3.05    Good and Valid Title. Seller and its Affiliates have good and valid title to all Acquired Assets, in each case free and clear of all Liens, other than for Permitted Liens or as a result of facts, circumstances or events not occurring during the Ownership Period.

SECTION 3.06    Material Contracts. Except as set forth in Section 3.06 of the Sellers Disclosure Schedule, to the knowledge of Sellers, each Transferred Contract is valid, binding and in full force and effect and, to the knowledge of Sellers, is enforceable by the applicable Seller or its applicable Affiliate in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. During the Ownership Period, each Seller and its Affiliates has performed in all material respects all obligations required to be performed by it under the Transferred Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Sellers, no other party to any of the Transferred Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

SECTION 3.07    Litigation. There is no action relating to, arising out of or in connection with the Acquired Assets pending against or, to the knowledge of Sellers, threatened in writing against or affecting Sellers, any of their properties or any of their directors or officers (in their capacity as such) before any arbitrator or any Governmental Authority that, in each case if determined adversely in accordance with the plaintiff’s demands, would reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets, taken as a whole, or would reasonably be expected to, individually or in the aggregate, materially impair the ability of a Seller to consummate the transactions contemplated by this Agreement.

SECTION 3.08    Compliance with Laws and Court Orders. Sellers have not been since the Lotus Closing and are not in material violation of, have not been threatened in writing to be charged with or given notice of any material violation of and, to the knowledge of Sellers, are not under investigation with respect to, any Applicable Law relating to, arising out of or in connection with any Acquired Asset. Other than orders of general applicability, there is no order (other than orders of general applicability) of any arbitrator or Governmental Authority (including the U.S. Department of Health and Human Services, including its Office of Inspector General, the U.S. Department of Justice and any State Attorney General) outstanding against Sellers specifically relating to, or arising out of or in connection with, any Acquired Asset that is or would reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets, taken as a whole, or would reasonably be expected to, individually or in the aggregate, materially impair the ability of a Seller to consummate the transactions contemplated by this Agreement.

SECTION 3.09    Regulatory Matters.

(a)    To the knowledge of Sellers, each Seller has all material permits required by the FDA (or any foreign equivalent thereof) (if any) to conduct its business as it relates to

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

and in connection with the Acquired Assets (the “FDA Permits”). To the knowledge of Sellers, all of the material FDA Permits are in full force and effect, each Seller is in compliance in all material respects with, and is not in material default under (and no event which with the giving of notice or lapse of time, or both, would become a material default under), each such material FDA Permit. Neither Sellers nor any of their Affiliates has granted any third party any right or license to use, access or reference any filings or applications with the FDA (and any foreign equivalent thereof) associated with the Acquired Product (collectively, the “Seller Regulatory Filings”), including any of the Research Program IP in any of Seller Regulatory Filings or rights (including any regulatory exclusivities) associated with each such Seller Regulatory Filing.

(b)    Sellers have not received any written notice during the Ownership Period relating to any alleged lack of safety or efficacy of the Acquired Product or any other product candidate of Sellers that is an Acquired Asset.

(c)    To the knowledge of Sellers, in all matters relating to, arising out of or in connection with the Acquired Assets, each Seller is in compliance in all material respects with all Applicable Law and any other applicable letters, notices or guidance issued by the FDA or any other Governmental Authority which regulates the development or sale of pharmaceutical products or biological, device or regenerative medicine products in any jurisdiction. To the knowledge of Sellers, there are no pending or threatened regulatory actions by the FDA or any Governmental Authority which regulates the development or sale of pharmaceutical products or biological, device or regenerative medicine products in any jurisdiction against a Seller relating to, arising out of or in connection with any Acquired Asset or, with respect to the Acquired Product or any other product candidate of Sellers that is an Acquired Asset, to the knowledge of Sellers, any person that manufactures any component, ingredient, or material used in manufacturing such Acquired Product or any other product candidate of Sellers pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement with Sellers (a “Collaborative Partner”). Since the Lotus Closing, Sellers have received no written notices, reports, warning letters or untitled letters alleging or asserting material noncompliance with any Applicable Law with respect the Acquired Product or any other product candidate of Sellers that is an Acquired Asset or any subpoenas or investigative demands or other written inquiries that would reasonably be interpreted as raising a material compliance concern sent or delivered by any Governmental Authority with regard to such Acquired Product or product candidate.

(d)    Since the Lotus Closing, Sellers have received no (i) FDA Form 483 inspection observations, (ii) establishment inspection reports, (iii) written warning, untitled or action letters, (iv) order of any Governmental Authority or (v) enforcement actions that, in each case, assert material noncompliance with any Applicable Law, in all such cases, relating to, arising out of or in connection with any Acquired Asset.

(e)    If applicable, to the knowledge of Sellers, the manufacture of the Acquired Product or any other product candidate of Seller that is an Acquired Asset is being conducted in compliance in all material respects with current “good manufacturing practices,” as defined by the FDA, including, as applicable, the FDA’s Current Good Manufacturing Practices set forth in 21 C.F.R. Parts 210 and 211.

(f)    To the knowledge of Sellers, neither Seller nor any of its Affiliates or any of their respective Collaborative Partners with respect to the Acquired Product or any other product candidate of Sellers that is an Acquired Asset (i) has been convicted of any crime or engaged in any conduct that has resulted or would reasonably be expected to result in debarment or disqualification by the FDA or any other Governmental Authority, (ii) has failed to disclose a material fact required to be disclosed to any Governmental Authority with respect to Seller, and there are no proceedings pending or threatened in writing that would reasonably be expected to result in criminal or civil liability or debarment or disqualification by the FDA or any other Governmental Authority or (iii) has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other Governmental Authority to invoke any similar policy.

(g)    To the knowledge of Sellers, all studies, tests, preclinical research and clinical studies or trials being conducted by Sellers or any of their Affiliates, or on behalf of Sellers or any of their Affiliates, in each case with respect to the Acquired Product or any other product candidate of Sellers that is an Acquired Asset are being, and during the Ownership Period have been, conducted in compliance in all material respects with standard medical and scientific research procedures and all Applicable Law, including the Federal Food, Drug, and Cosmetic Act of 1938, as amended (the “FDCA”), and, to the extent applicable, its implementing regulations including 21 C.F.R. Parts 50, 54, 56, 58, 312 and 812, and comparable Applicable Law.

(h)    To the knowledge of Sellers, neither Seller nor any of its Affiliates, nor any of their respective officers, directors, managing employees (as those terms are defined in 42 C.F.R. § 1001.1001), nor any agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(2)) of Seller or any of its Affiliates: (i) is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Federal health care program laws; (ii) has been debarred, excluded or suspended from participation in any Federal health care program, as defined in 42 U.S.C. § 1320a-7b(f); (iii) has had a civil monetary penalty assessed against it, him or her under 42 U.S.C. § 1320a-7a; (iv) is currently listed on the General Services Administration (the “GSA”) published list of parties excluded from federal procurement programs and non-procurement programs, maintained in the GSA’s System for Award Management; (v) is the target or subject of any current investigation by a Governmental Authority relating to any material Federal health care program-related offense; or (vi) is currently charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal health care program, in each of cases (i)-(vi) specifically relating to, or arising out of or in connection with, any Acquired Asset.

(i)    To the knowledge of Sellers, there are no pending or threatened in writing filings of an action against Sellers or any of their Affiliates relating to the Acquired Product or any other product candidate of Seller that is an Acquired Asset under any federal or state whistleblower statute, including under the False Claims Act (31 U.S.C. § 3729 et seq.).

(j)    As it relates to or in connection with any Acquired Asset, to the knowledge of Sellers, neither Seller nor its Affiliates is under investigation by any

Governmental Authority for a violation of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or the regulations contained in 45 C.F.R. Parts 160 and 164, including receiving any written notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations, or any comparable state or local Applicable Law.

(k)    To the knowledge of Sellers, Sellers owns and/or have the right to use all information and data generated in all development activities and all preclinical, toxicology and other studies, and clinical studies and trials (together with data sets associated with such studies) with respect to the Acquired Product, in each case, undertaken by or on behalf of Seller.

(l)    As it relates to or in connection with any Acquired Asset, to the knowledge of Sellers, each Seller and its Affiliates have during the Ownership Period complied in all material respects with Applicable Law with respect to Seller relating to security and privacy standards regarding protected health information.

(m)    Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 3.09 are the only representations and warranties of Sellers with respect to regulatory matters.

SECTION 3.10    Intellectual Property.

(a)    To the knowledge of Sellers, Section 3.10(a) of the Sellers Disclosure Schedule contains a true and complete list of each of the registrations and applications for registrations owned by Sellers and included in the Research Program IP, specifying as to each such item, as applicable, (i) each owner of such item, (ii) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of such item and (iv) the date of application and issuance or registration of such item.

(b)    Sellers (i) are the sole and exclusive owners of the Research Program IP owned by Sellers and (ii) hold all of their right, title and interest in and to such Research Program IP free and clear of any Lien (other than Permitted Liens), in each case other than as a result of facts, circumstances or events not occurring during the Ownership Period.

(c)    To the knowledge of Sellers, the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Research Program IP.

(d)    To the knowledge of Sellers, during the Ownership Period, the conduct of the Research Program by Sellers as conducted as of the Closing, does not infringe, induce or contribute to the infringement of, misappropriate or otherwise violate any Intellectual Property of any person (for the avoidance of doubt, the awareness solely of the existence of particular patents and patent applications (but not the content thereof) shall not be deemed to constitute “knowledge” of the inventions claimed therein). To the knowledge of Sellers, during the Ownership Period, there is no investigation by a Governmental Authority, or claim, action, suit, or proceeding, pending against, or threatened against, such Sellers, or any present officer, director or employee of such Sellers (i) based upon, or challenging or seeking to deny or restrict, the rights of such Sellers in any Research Program IP, (ii) alleging that any Research Program IP is invalid or unenforceable, or (iii) alleging that the conduct of the Research Program by Sellers has infringed, misappropriated or otherwise violated any Intellectual Property of any person.

(e)    To the knowledge of Sellers, during the Ownership Period, none of the Research Program IP has been adjudged invalid or unenforceable in whole or part, or, in the case of pending Patent applications included in the Research Program IP, has been the subject of a final and unappealable finding of unpatentability. To the knowledge of Sellers, during the Ownership Period, all registration, maintenance and renewal fees applicable to the Transferred Patents that are currently due have been paid and all documents and certificates related to such items have been filed with the relevant Governmental Authority or other authorities in the applicable jurisdictions for the purposes of maintaining such items.

(f)    To the knowledge of Sellers, during the Ownership Period, no person has infringed, misappropriated or otherwise violated any of Sellers’ rights in any Research Program IP.

(g)    During the Ownership Period, to the knowledge of Sellers, Sellers have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Research Program IP the value of which to Sellers is contingent upon maintaining the confidentiality thereof and, to the knowledge of Sellers, no such Research Program IP has been disclosed to a person not bound by a written confidentiality agreement.

(h)    Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 3.10 are the only representations and warranties of Sellers with respect to Intellectual Property matters.

SECTION 3.11    [Reserved]

SECTION 3.12    Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Seller who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement and the Other Transaction Documents.

SECTION 3.13    Affiliate Transactions. Except as set forth on Section 3.13 of the Sellers Disclosure Schedule and for the Other Transaction Documents, no (a) director, officer or, to the knowledge of Sellers, employee of a Seller or (b) Affiliate of a Seller (each of the foregoing, a “Related Party”) is a party to any Transferred Contract (other than (A) in the case of any current or former director, officer, or employee of Sellers, rights and claims for indemnification or to advancement or reimbursement of expenses that any such person may have in his or her capacity as a current or former director, officer, or employee of a Seller or (B) in the case of an employee or independent contractor of a Seller, any rights or claims which such person may have arising out of or related to such person’s status as an employee or independent contractor of a Seller with respect to payment of accrued and unpaid wages, compensation earned, unreimbursed business expenses and/or participation in, or benefits under, any compensation or benefits plan or other arrangement). For the avoidance of doubt, the Sellers and their subsidiaries shall not be deemed to be “Related Parties” hereunder.

SECTION 3.14    Foreign Corrupt Payments. To the knowledge of Sellers, as it relates to, arises out of or in connection with the Acquired Assets, none of Seller, any director or officer of Seller, or any consultant, agent or other person acting for or on behalf of Seller has taken any action that would result in a material violation by such person of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”), The Bribery Act of 2010 of the United Kingdom (the “UK Bribery Act”), or any other anti-corruption Applicable Law (but, in each case, only to the extent such Applicable Law is applicable to the foregoing persons), including: (a) by making use of the mails or any means or instrumentality of interstate commerce in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office to secure official action, or to any person (whether or not a foreign official) to influence that person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”) or to reward the person for acting improperly, in contravention of the FCPA or the UK Bribery Act or any other applicable anti-corruption Applicable Law or (b) by requesting, agreeing to receive or accepting a financial or other advantage intending that, as a consequence, anyone’s work duties will be performed improperly, or as a reward for anyone’s past improper performance. Since the Lotus Closing, Seller has conducted its businesses relating to, arising out of or in connection with the Acquired Assets in compliance in all material respects with the FCPA, the UK Bribery Act and any other anti-corruption Applicable Law.

SECTION 3.15    Taxes. For the Pre-Closing Tax Periods beginning after the Lotus Closing (x) Sellers have timely paid all Taxes which will have been required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Acquired Asset or would result in the Purchaser becoming liable or responsible therefor, (y) there are no examinations or audits now pending or threatened in writing regarding any Tax Returns with respect to the Acquired Assets by any Governmental Authority and (z) there are no Liens on the Acquired Assets other than liens for Taxes not yet due and payable for which adequate reserves have been established in accordance with GAAP. Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 3.15 are the only representations and warranties of the Sellers with respect to Tax matters.

SECTION 3.16    No Other Representations or Warranties. Except as expressly set forth in this Article III, the Sellers make no representations or warranties, express or implied, and expressly disclaim any and all representations and warranties other than those set forth in this Article III.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Sellers as of the date hereof as follows:

SECTION 4.01    Organization; Existence and Power. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

SECTION 4.02    Authorization. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within the powers of Purchaser and have been duly authorized by all necessary action on the part of Purchaser. This Agreement and each of the Other Transaction Documents to which Purchaser is a party, and each of the other documents and instruments to be executed and delivered by Purchaser pursuant hereto and thereto constitute, or shall constitute, as the case may be a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

SECTION 4.03    Governmental Authorization. The execution, delivery and performance by Purchaser of this Agreement and the Other Transaction Documents to which it is a party, and each of the other documents and instruments to be executed and delivered by Purchaser pursuant hereto and thereto, and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than any actions or filings the absence of which would not reasonably be expected, individually or in the aggregate, to materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

SECTION 4.04    Noncontravention. The execution, delivery and performance by Purchaser of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Purchaser, (ii) assuming compliance with the matters referred to in Section 5.03, violate any Applicable Law (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Purchaser or to a loss of any benefit to which Purchaser is entitled under any provision of any agreement or other instrument binding upon Purchaser or (iv) result in the creation or imposition of any material Lien on any asset of Purchaser.

SECTION 4.05    Litigation and Governmental Orders. There is no action pending against Purchaser before any arbitrator or any Governmental Authority that, if determined or resolved adversely in accordance with the plaintiffs demands, would reasonably be expected to, individually or in the aggregate, impair the ability of Purchaser to consummate the transactions contemplated by this Agreement, or in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. Neither Purchaser nor any of its Affiliates is subject to any order of any arbitrator or Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Other Transaction Documents.

SECTION 4.06    Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser or any of its Affiliates who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement and the Other Transaction Documents.

SECTION 4.07    No Side Arrangements. Except for the Other Transaction Documents, Purchaser has provided Sellers with all agreements and arrangements existing as of the date hereof or contemplated between Purchaser and its Affiliates, on the one hand, and holders of shares of any of the Purchaser’s securities as of the Closing (after consummation of the transactions contemplated by the Purchaser SPA and the Contribution Agreement) and their respective Affiliates, on the other hand, that relate directly or indirectly to the transactions contemplated by this Agreement and the Other Transaction Documents or any of such holder’s direct or indirect investment in Purchaser, and there are no promises or inducements for future transactions by or among Purchaser or any of its Affiliates, on the one hand, and any such holder or any such holder’s Affiliates, on the other hand, related to the foregoing.

SECTION 4.08    No Other Representations. Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Acquired Assets and assumption of liabilities such as the Assumed Liabilities as contemplated hereunder. Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Purchaser acknowledges that each Seller has given Purchaser such access to the key employees, documents and facilities relating to the Acquired Assets and the Assumed Liabilities as Purchaser has requested. Purchaser acknowledges and agrees that the Acquired Assets are sold “as is” and Purchaser agrees to accept the Acquired Assets and the Assumed Liabilities in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Sellers, except as expressly set forth in this Agreement. Except for the representations and warranties of the Sellers set forth in this Agreement, Purchaser (on behalf of itself and its Affiliates) acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of any Seller or any of its Affiliates, and each Seller hereby disclaims, and Purchaser (on behalf of itself and its Affiliates) hereby disclaims any reliance upon, any such representation or warranty, and notwithstanding the delivery or disclosure to Purchaser or any of its representatives or Affiliates of any documentation or other information by the Sellers or any of their representatives or Affiliates with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, Purchaser acknowledges that the Sellers make no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) with respect to the Acquired Assets or the Assumed Liabilities, (ii) the research, development, product design, manufacturing, production, distribution, marketing, promotion, sale or commercialization of any Product, or the likelihood of the achievement of any of the Milestone Events or (iii) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Acquired Assets or Assumed Liabilities, except as expressly set forth in this Agreement. Purchaser also acknowledges that no employee or representative of a Seller (or any of its Affiliates) has been authorized to make any statements or representations, other than those specifically contained in this Agreement. Except as expressly set forth in this Article IV or the Other Transaction Documents, Purchaser makes no representations or warranties, express or implied, and expressly disclaim any and all representations and warranties other than those set forth in this Article IV or the Other Transaction Documents.

ARTICLE V

Covenants

SECTION 5.01    Publicity. Each Seller and Purchaser agree that no public release or announcement concerning this Agreement or the transactions contemplated hereby or other communications with any news media regarding this Agreement or the transactions contemplated hereby shall be issued by any party or its Affiliates without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Applicable Laws, the rules or regulations of any United States or foreign securities exchange to which such party is subject, any listing agreement with any U.S. or U.K. securities exchange or share market or any listing authority including the U.K. Listing Authority; provided that if any such release, announcement or communication is so required, the Sellers and Purchaser shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.

SECTION 5.02    Bulk Transfer Laws. The parties hereby waive compliance with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

SECTION 5.03    Tax Matters.

(a)    All Transfer Taxes and any filing or recording fees applicable to the Acquisition shall be borne one-half by the Sellers and one-half by the Purchaser. The legally required party shall timely file all necessary Tax Returns and other documentation with respect to such Transfer Taxes required by a Governmental Authority to be filed and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Sellers and the Purchaser shall, as applicable, (i) cooperate in the preparation and filing of all necessary Tax Returns and other documentation with respect to such Transfer Taxes, (ii) use commercially reasonable efforts to minimize any such Taxes or fees and to avail itself of any available exemptions from any such Taxes or fees, and (iii) cooperate with the other party in providing any information and documentation that may be necessary to obtain such exemption.

(b)    Any real property, personal property or similar Taxes applicable to the Acquired Assets for a taxable period that includes but does not end on the Closing Date (collectively, the “Apportioned Obligations”) shall be timely paid by the Purchaser or the Seller, as applicable, and such Taxes shall be apportioned between the Purchaser and the Seller based on the number of days in such taxable period included in the Pre-Closing Tax Period and the number of days in the entire taxable period.

(c)    Upon payment of any such Apportioned Obligations or Transfer Taxes, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Sections (a) or (c), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed or refunded. The applicable party shall make the payment in the foregoing sentence promptly but in no event later than [***] days after the presentation of such statement. Any payment not made within such time shall bear interest at the federal underpayment rate for each day until paid. Notwithstanding the foregoing, the party with the primary legal obligation to pay any Apportioned Obligations or Transfer Taxes may, in its sole discretion, seek reimbursement under this Section 5.03(c) from the non-paying party prior to such party’s payment of any such Apportioned Obligations or Transfer Taxes, and the non-paying party shall make such reimbursement promptly but in no event later than [***] business days after the presentation of such statement; provided, that the non-paying party shall not be required to make such reimbursement earlier than [***] days prior to the date on which such Apportioned Obligations or Transfer Taxes are due.

(d)    The Purchaser and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Purchaser and the Sellers shall retain all books and records with respect to Taxes pertaining to the Acquired Assets for a Pre-Closing Tax Period for a period of at least [***] years following the Closing Date. On or after the end of such period, each party shall provide the other with at least [***] days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. The Sellers and the Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets with respect to any Pre-Closing Tax Period.

(e)    Tax Treatment. The parties hereto agree that the purchase of the Acquired Assets by Purchaser in consideration for the Purchase Price is integrated for U.S. federal income tax purposes with (i) the contribution of the Assets (as such term is defined in the Contribution Agreement) by the Contributors (as such term is defined in the Contribution Agreement) in consideration for the Shares (as such term is defined in the Contribution Agreement) pursuant to the Contribution Agreement, and (ii) the issuance of the Initial Shares (as such term is defined in the Purchaser SPA) by Purchaser to BridgeBio Pharma LLC pursuant to the Purchaser SPA. Accordingly, the purchase of the Acquired Assets and the transactions in clause (i) and (ii) shall be treated by the parties as a transaction governed by Section 351 of the Code. The parties hereto agree that, for all Tax purposes, the transaction

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

contemplated by this agreement will be reported in a manner that is consistent with this Section 5.03(e), and none of them (nor any of their respective affiliates) will take any Tax position inconsistent therewith on any Tax Return or otherwise, except as otherwise required by a “determination,” within the meaning of Section 1313(a)(1) of the Code or any similar provision of any state, foreign or local law. Any gain recognized pursuant to Section 351(b) of the Code shall be allocated among the Acquired Assets in accordance with their relative fair market values as reasonably determined by the parties. If the parties cannot agree on an allocation, then the matter shall be submitted to the Accounting Firm in accordance with the procedures set forth in Section 1.04(e) of this Agreement for the Accounting Firm’s determination, which shall be binding on the parties.

SECTION 5.04    Intellectual Property Matters.

(a)    [***] shall be responsible, at its sole cost and expense, for all applicable recordations of the assignment of the Research Program IP.

(b)    From and after the Closing, Purchaser shall, and shall cause each other member of the Purchaser Rights Group to, diligently prosecute in good faith each pending Patent application included in the Transferred Patents. For the avoidance of doubt, Purchaser shall not file any Patent in any manner designed to circumvent or otherwise avoid having such Patent constitute a Transferred Patent under this Agreement that contains at least one Valid Claim.

SECTION 5.05    Confidential Information.

(a)    After the Closing until the sixth anniversary thereof, each of the Sellers shall hold, and shall cause its Affiliates to hold, and will use their respective reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) to hold, in confidence, except (i) to the extent necessary to perform their obligations under this Agreement and the Other Transaction Documents, (ii) to their Affiliates and their respective Representatives on a need-to-know basis (provided that Sellers shall be responsible for any breach of this Section 5.05(a) by any of their Affiliates or Representatives to which such information is disclosed in accordance with this clause (ii)), (iii) as necessary to defend or prosecute any claim, action, suit, investigation or proceeding relating to this Agreement or the Other Transaction Documents or the transactions contemplated hereby or thereby or (iv) if requested or compelled to disclose by judicial or administrative process or by other requirements of law or pursuant to any listing agreement with any U.S. or U.K securities exchanges or share market or by any listing authority, all confidential documents and information relating to, arising out of or in connection with the Acquired Assets, except to the extent that such information (X) shall have entered public domain through no improper disclosure by Sellers or any of their respective Affiliates or (Y) shall have become known to the Sellers or any of their Affiliates after the Closing from a source (other than the Purchaser and its Affiliates) not known by it to be bound by a confidentiality obligation to any person with respect to such information. The obligation of Sellers and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)    After the Closing until the [***] anniversary thereof, Purchaser shall hold, and shall cause its Affiliates to hold, and will use its reasonable best efforts to cause their respective Representatives to hold, in confidence, except (i) to the extent necessary to perform its obligations under this Agreement and the Other Transaction Documents, (ii) to its Affiliates and their respective Representatives on a need-to-know basis (provided that Purchaser shall be responsible for any breach of this Section 5.05(b) by any of its Affiliates or Representatives to which such information is disclosed in accordance with this clause (ii)), (iii) as necessary to defend or prosecute any claim, action, suit, investigation or proceeding relating to this Agreement or the Other Transaction Documents or the transactions contemplated hereby or thereby or (iv) if requested or compelled to disclose by judicial or administrative process or by other requirements of law or pursuant to any listing agreement with any U.S. or U.K securities exchanges or share market or by any listing authority, (A) all nonpublic or confidential documents and information relating to, arising out of or in connection with Product Licensed IP provided to Purchaser or (B) all nonpublic or confidential information provided to Purchaser, any of its Affiliates or any of their Representatives by a Seller, any of its Affiliates or their Representatives concerning a Seller or any of its Affiliates or any of their respective businesses in connection with the potential transactions resulting in the asset sale described herein, and not otherwise constituting an Acquired Asset or Assumed Liability (it being understood that Purchaser may disclose such documents and information described in the foregoing clause (A) to a third party that has been granted a sublicense to the Product Licensed IP by Purchaser pursuant to Section 1.10(c), but only to the extent necessary for such third party to exercise its rights granted under Section 1.10(c), provided that Purchaser shall remain liable to Sellers for any breach of this Section 5.05(b) by any such third party), except to the extent that such information (X) shall have entered public domain through no improper disclosure by Purchaser or any of its Affiliates or (Y) shall have become known to Purchaser or any of its Affiliates after the Closing from a source (other than the Sellers and their Affiliates) not known by it to be bound by a confidentiality obligation to any person with respect to such information. The obligation of Purchaser and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

SECTION 5.06    Access to Information.

(a)    On and after the Closing Date, Sellers shall, and shall cause their Affiliates to, provide any information in such Sellers’ possession reasonably requested by Purchaser or any of its controlled Affiliates (i) with respect to any period ending on or before the Closing Date to the extent relating to the Acquired Assets or the Assumed Liabilities or (ii) to the extent necessary or useful for the Purchaser in connection with any audit, investigation, dispute (including in connection with a dispute between the parties) or any other reasonable business purpose relating to the Acquired Assets; provided that any such access shall not unreasonably interfere with the conduct of the business of such Seller or any of its Affiliates and shall not require such Seller or any of its Affiliates to violate any Applicable Law or a contract or obligation of confidentiality owed to a third party or to permit access to any privileged information. [***] shall bear all of the out-of-pocket costs and expenses (excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by [***] or its Affiliates in connection with [***] exercise of its rights under this Section 5.06(a).

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)    On and after the Closing Date, Purchaser shall, and shall cause its Affiliates to, provide any information in its possession reasonably requested by Sellers or any of their Affiliates (i) with respect to any period ending on or before the Closing Date to the extent relating to the Acquired Assets or the Assumed Liabilities or (ii) to the extent necessary or useful for Sellers in connection with any audit, investigation, dispute (including in connection with a dispute between the parties) or any other reasonable business purpose relating to the Acquired Assets; provided that any such access shall not unreasonably interfere with the conduct of the business of Purchaser or any of its Affiliates and shall not require Purchaser or any of its Affiliates to violate any Applicable Law or a contract or obligation of confidentiality owed to a third party or to permit access to any privileged information. [***] shall bear all of the out-of-pocket costs and expenses (excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by [***] or its Affiliates in connection with [***] exercise of its rights under this Section 5.06(b).

(c)    Promptly (and in any event no later than [***] days) after the Closing, Sellers will deliver to Purchaser a copy of all documents in the electronic data room maintained by Sellers in connection with the transactions contemplated hereby at www.intralinks.com on compact disc or DVD or in such other form as reasonably acceptable to Purchaser.

(d)    From and after the Closing, subject to Section 5.05, Sellers and their Affiliates and their respective Representatives may retain a copy of any or all of the data room materials and other books, data, files, information and records relating to the Acquired Assets on or before the Closing Date. Each party agrees that, with respect to all original data room materials and other books, data, files, information and records relating to the Acquired Assets and existing as of the Closing, it will (and will cause each of its Affiliates and Representatives to) (i) comply in all material respects with all Applicable Law relating to the preservation and retention of records and (ii) apply preservation and retention policies that are no less stringent than those generally applied by such party or its Affiliates or Representatives. In addition, for at least [***] years after the Closing Date, Purchaser shall, and shall cause each of its Affiliates to, preserve all original data room materials and other books, data, files, information and records relating to the Acquired Assets and existing as of the Closing Date and, thereafter, until the [***] anniversary of the Closing Date, dispose of such original data room materials and other books, data, files, information and records only after it shall have given the Sellers [***] days’ prior written notice of such disposition and the opportunity ([***]) to remove and retain such information.

SECTION 5.07    Non-Competition.

(a)    For a period of [***] years following the Closing Date (the “Restricted Period”), neither Seller shall, whether directly or indirectly or alone or in collaboration with any other person, through any Affiliate, engage or participate (or invest in any business that engages or participates) anywhere in the world in any research, development, product design, manufacturing, production, distribution, marketing, promotion, sale or commercialization relating to the discovery, development or commercialization of any [***] (a “Restricted Business”), in each case including by owning, managing, operating, controlling or otherwise participating in the ownership, management, operation or control of any entity engaged in any such activities, whether as an employer, proprietor, partner, equityholder, consultant, agent or

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

otherwise; provided that, notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.07 shall restrict, prohibit or limit in any respect a Seller or any of its Affiliates from (i) acquiring (and thereafter operating) the whole or any part of, or investing in, a person which engages in any Restricted Business or the whole or any part of a business which includes any Restricted Business so long as either (A) the revenues of the Restricted Business being acquired constitute no more than [***] of the revenues of the person or business being acquired (as set out in the latest available annual financial statements of that person or business) or (B) if such [***] threshold is exceeded, such Seller or Affiliate completes the sale of the Restricted Business within [***] of the acquisition; provided that if such sale is subject to regulatory approval then such [***] period shall be extended until [***] business days after all regulatory approvals have been received, but only to the extent that the parties to such sale are using commercially reasonable efforts to obtain any such approvals; (ii) being a passive owner of the outstanding capital stock or other equity interests of any person; or (iii) owning any interest in an entity whose securities are publicly traded or listed with a securities exchange. For the avoidance of doubt, (A) the restrictions set forth in this Section 5.07 shall not apply with respect to [***]; and (B) during the Restricted Period, Sellers shall not grant any sublicense under the Sellers License in any manner designed to circumvent or otherwise avoid the restrictions set forth in this Section 5.07.

(b)    The Restricted Period shall be extended by the length of any period during which either Seller is finally determined to be in breach of the terms of this Section 5.07.

SECTION 5.08    Sellers Names and Marks. Following the Closing, Purchaser shall, and shall cause its Affiliates to, cease and discontinue any and all uses of the Sellers Names and Marks and remove all Sellers Names and Marks from all Acquired Assets and any other materials of Purchaser or any of its Affiliates.

ARTICLE VI

Indemnification

SECTION 6.01    Indemnification by Sellers. Subject to the terms and conditions of this Article VI, from and after the Closing, Sellers shall, on a joint and several basis, indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, agents, representatives, partners, shareholders and members against and hold them harmless from any loss, Tax, liability, damage, obligation or expenses (including reasonable legal fees and expenses and the reasonable cost of enforcing any right to indemnification hereunder) (collectively, “Losses”) suffered or incurred by any such indemnified party to the extent arising from (a) any breach of any representation or warranty of either Seller contained in Article III of this Agreement, (b) any breach of any covenant of either Seller contained in this Agreement, or (c) any Excluded Liability. Notwithstanding the foregoing, (i) Sellers shall not have any liability under clause (a) of this Section 6.01 unless the aggregate of all Losses for which Sellers would be liable, but for this clause (i), exceeds [***]; and (ii) Sellers’ liability under clause (a) of this Section 6.01 shall in no event exceed [***]. Notwithstanding the foregoing, Losses arising from any [***]. Notwithstanding anything in this Agreement to the contrary, Sellers’ aggregate liability under this Section 6.01 shall in no event exceed the sum of (i) [***] and (ii) [***]. For the avoidance of doubt, [***] is not intended to be indicative of [***] for any purposes other than this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SECTION 6.02    Indemnification by Purchaser. Subject to the terms and conditions of this Article VI, from and after the Closing, Purchaser shall indemnify Sellers and their Affiliates and each of their respective officers, directors, employees, agents, representatives, partners, shareholders and members against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from (a) any breach of any representation or warranty of Purchaser contained in Article IV this Agreement, (b) any breach of any covenant of Purchaser contained in this Agreement, (c) any Assumed Liability or (d) [***], in connection with the transactions contemplated hereby (it being agreed that, for the avoidance of doubt, in the event any such claim results in a [***]. Notwithstanding the foregoing, (i) Purchaser shall not have any liability under clause (a) of this Section 6.02 unless the aggregate of all Losses for which Purchaser would be liable, but for this clause (i), exceeds on a cumulative basis the [***]; and (ii) Purchaser’s liability under clause (a) of this Section 6.02 shall in no event exceed on a cumulative basis [***]. Notwithstanding the foregoing, Losses arising from any breach of any representation or warranty of Purchaser contained in [***].

SECTION 6.03    Indemnification Payments; Limitations on Liability.

(a)    Each indemnified party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other person alleged to be responsible, for any Losses payable under Section 6.01 or Section 6.02. The amount of any Losses for which indemnification is provided under this Article VI shall be net of any amounts actually received by the indemnified party under insurance policies or in respect of any other third-party recovery with respect to such Losses. If such indemnified party actually receives any amounts under insurance policies or in respect of any other third-party recovery with respect to such Losses after the indemnifying party has paid the indemnified party under any indemnification provision of this Agreement in respect of that loss, the indemnified party shall notify the indemnifying party and pay to the indemnifying party the extent of such amounts actually received by the indemnified party (less the indemnified party’s reasonable costs of collection from such insurance provider or other third party, not exceeding the value of the benefit to the indemnified party) within [***] business days after the benefit is received.

(b)    Subject to the applicable limitations set forth in this Article VI, Purchaser shall have the right, but not the obligation, to set off any indemnification payments that have been determined pursuant to a final, non-appealable judgment to be owed by the Sellers to an indemnified party pursuant to Section 6.01 against any Milestone Payment or any Contingent Payment that is owed and has not yet been paid.

(c)    [***].

(d)    Notwithstanding any provision herein, [***].

(e)    Notwithstanding anything to the contrary set forth in this Agreement, except for (i) claims for specific performance as provided in Section 7.13 and (ii) claims under the Transition Services Agreement, the Subscription Agreement and the Equity Documents, the

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

parties acknowledge and agree that each party’s sole and exclusive remedy with respect to claims arising from the breach of any representation or warranty contained in this Agreement, breach of covenant or other agreement contained in this Agreement or other claim arising out of this Agreement or in any of the Other Transaction Documents, or in any certificate or instrument delivered pursuant hereto or thereto (other than claims of, or causes of action arising from, actual fraud with the intent to deceive), shall be pursuant to the indemnification provisions set forth in this Article VI. Other than the claims referred to in the first sentence of this Section 6.03(e), effective as of the Closing, Purchaser waives any rights and claims Purchaser may have against each Seller or any of their Affiliates, whether in law or in equity, relating to the Acquired Assets (or operation thereof), the Assumed Liabilities or the transactions contemplated hereby. The rights and claims waived by Purchaser include claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.

(f)    Each indemnified party shall mitigate in accordance with Applicable Law any Losses for which such indemnified party seeks indemnification under this Agreement; provided, that no party is required to bring any suit, action or proceeding in connection with such mitigation. If such indemnified party mitigates its loss after the indemnifying party has paid the indemnified party under any indemnification provision of this Agreement in respect of that loss, the indemnified party shall notify the indemnifying party and pay to the indemnifying party the extent of the value of the benefit to the indemnified party of that mitigation (less the indemnified party’s reasonable costs of mitigation, not exceeding the value of the benefit to the indemnified party) within [***] business days after the benefit is received.

(g)    Notwithstanding anything to the contrary in this Agreement, the Sellers shall not have any liability under Section 6.01 with respect to any facts, circumstances, liabilities or obligations which may have occurred or accrued prior to the Ownership Period.

SECTION 6.04    Termination of Indemnification.

(a)    The obligations to indemnify and hold harmless a party hereto pursuant to (i) Sections 6.01(a) and 6.02(a) shall terminate when the applicable representation or warranty terminates pursuant to paragraph (b) below and (ii) the other clauses of Sections 6.01 and 6.02 shall not terminate; provided, however, that as to clause (i) of this sentence such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim in accordance with, and satisfying the requirements of, Section 6.05 or Section 6.06, as applicable, to the indemnifying party, in which case any such claim and such obligations to indemnify and hold harmless shall survive the expiration of the applicable period until final resolution of such claim.

(b)    The representations and warranties contained in this Agreement shall survive the Closing for a period of [***] months after the Closing Date; provided, however, that the Sellers Fundamental Representations and Purchaser Fundamental Representations shall survive until [***]. The covenants and agreements contained in this Agreement shall survive the Closing until they have been performed or satisfied.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SECTION 6.05    Procedures Relating to Indemnification for Third Party Claims.

(a)    In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person who is not a party to this Agreement or an Affiliate, agent or representative of the foregoing against the indemnified party (a “Third Party Claim”), such indemnified party shall notify the indemnifying party in writing of the Third Party Claim, setting forth in reasonable detail such claim and the basis for indemnification and the amount of such Losses incurred or that such indemnified party reasonably estimates in good faith is likely to be incurred in connection with such claim (taking into account the information then available to the indemnified party), promptly after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except and only to the extent the indemnifying party shall have been materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, as promptly as reasonably practicable after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim and the indemnified party shall provide the indemnifying party with such other information with respect to any such Third Party Claim reasonably requested by the indemnifying party.

(b)    If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that (i) prior to assuming the defense of any Third Party Claim, the indemnifying party shall acknowledge in writing that, assuming the facts alleged in such Third Party Claim are true, it would have been an indemnity obligation for Losses resulting from such Third Party Claim (subject to the limitations set forth herein) and (ii) the indemnifying party shall not be entitled to assume the defense of any Third Party Claim that (A) involves criminal liability or (B) seeks solely equitable relief or any other non-monetary remedy against the indemnified party. If the indemnifying party elects to assume the defense of a Third Party Claim in accordance with this Section 6.05(b), the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if (1) the indemnified party reasonably concludes, based on advice from outside counsel, that representation of the indemnified party and the indemnifying party by the same counsel presents or is reasonably likely to present an actual material conflict of interest or (2) the indemnified party determines, based on advice from outside counsel, that it has legal defenses available to it which are different from or in addition to the defenses available to the indemnifying party, then the indemnified party may retain its own counsel at the expense of the indemnifying party (provided that in no event shall the indemnifying party be responsible for the expenses of more than one counsel for the indemnified party (plus any appropriate local counsel)). If the indemnifying party elects to assume the defense of a Third Party Claim in accordance with this Section 6.05(b), the indemnified party shall have the right to participate in the defense thereof and, without limiting the preceding sentence, to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party.

(c)    If the indemnifying party so elects to assume the defense of a Third Party Claim in accordance with Section 6.05(b), the indemnified party shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnified party is conducting the defense of any Third Party Claim, the indemnifying party shall cooperate with the indemnified party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnified party’s request) the provision to the indemnified party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the indemnified party’s prior written consent, unless (i) the proposed settlement or disposition involves only the payment of money damages by the indemnifying party for which the indemnified party shall have no liability (other than, for the avoidance of doubt, the payment of the Basket Amount, to the extent applicable), (ii) the proposed settlement or disposition does not impose an injunction or other equitable relief upon the indemnified party, (iii) the proposed settlement or disposition does not include any admission of wrongdoing or misconduct by the indemnified party and (iv) the indemnified party is fully and unconditionally released from any liability relating to claims that are the subject matter of such Third Party Claim. If the indemnifying party does not elect to assume the defense of a Third Party Claim in accordance with Section 6.05(b), the indemnified party shall not compromise or settle any such claim without the prior written consent of the indemnifying party (such consent not to be unreasonably delayed, conditioned or withheld).

SECTION 6.06    Procedures Related to Indemnification for Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 6.01 or 6.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall promptly deliver written notice of such claim, setting forth in reasonable detail such claim and the basis for indemnification and the amount of such Losses incurred or that such indemnified party reasonably estimates in good faith is likely to be incurred in connection with such claim (taking into account the information then available to the indemnified party) to the indemnifying party; provided, however, that failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 6.01 or 6.02, except and only to the extent that the indemnifying party shall have been materially prejudiced as a result of such failure. If the indemnifying party disputes its liability with respect to such claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction determined pursuant to Section 7.11.

SECTION 6.07    Sources of Indemnification Recoveries. Notwithstanding anything else in this Agreement to the contrary, any indemnification obligations of the Sellers pursuant to this Article VI shall be recoverable exclusively from the following sources in the following order of priority, subject to and limited by the other limitations of this Article VI: (a) first and up to, but not exceeding, [***], by check or wire transfer of immediately available

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

funds or, if applicable and at Purchaser’s option, by setting off any indemnification payments to the extent permitted under Section 6.03(b) and (b) second and for any amounts up to, but not exceeding, the Overall Cap, at Sellers’ option, either by (i) check or wire transfer of immediately available funds or (ii) transferring (or having its Affiliate transfer) to Purchaser a number of shares of Purchaser Shares equal to (x) such portion of the Losses to be paid using Purchaser Shares divided by (y) [***] (adjusted for stock splits, stock dividends, recapitalizations and other similar events). Each Seller (or its Affiliate) shall promptly execute any documents reasonably required by Purchaser to transfer the shares of Purchaser Shares to Purchaser and return any original certificates representing such shares to Purchaser. For the avoidance of doubt, the per share dollar amount described in Section 6.07(b)(ii)(y) is not intended to be indicative of the per share price of the Purchaser Shares for any purposes other than this Agreement.

SECTION 6.08    Tax Treatment of Indemnification Payments. Purchaser, Sellers and each of their respective Affiliates agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price received by Sellers for the transactions contemplated by this Agreement unless otherwise required by Applicable Law.

ARTICLE VII

Miscellaneous

SECTION 7.01    Assignment.

(a)    This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser or Sellers without the prior written consent of the other parties hereto; provided, however, that (i) Purchaser may assign this Agreement in whole or in relevant part in the event of a Product Sale in accordance with and as contemplated by Section 1.05, (ii) Purchaser may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Purchaser, (iii) the Sellers may assign the right to receive the Milestone Consideration and the Contingent Payments in accordance with Section 7.01(b), (iv) a party may assign this Agreement in its entirety to its successor in interest in connection with a merger, consolidation or sale of substantially all of such party’s assets and (v) each of the Sellers may assign any of its rights, interests and obligations hereunder, in whole or from time to time in part to any person; provided, further, that no such assignment shall limit, relieve or offset the assigning party’s obligations hereunder. Any attempted assignment in violation of this Section 7.01 shall be void. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their successors and permitted assigns.

(b)    Notwithstanding anything in this Agreement to the contrary, the right to receive the Milestone Consideration and the Contingent Payments or any portion thereof, if payable pursuant to the terms and conditions of this Agreement, may be sold, assigned or otherwise transferred (including any transfer by operation of law) by Sellers to any person, subject to the conditions set forth below. Sellers will provide written notice to Purchaser within [***] calendar days of any such sale, assignment or other transfer, and which written notice will include the name, contact, address and telephone number of any such purchaser, assignee or transferee, and written authorization to direct the payment of the Milestone Consideration and/or the Contingent Payments to such purchaser, assignee or transferee rather than Sellers.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Sellers acknowledge that the right to receive the Milestone Consideration and the Contingent Payments is not a security, shall not be represented by a certificate or other instrument and shall not represent a security interest or an ownership interest in Purchaser, its Affiliates or any of their respective assets.

SECTION 7.02    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 7.03    Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

SECTION 7.04    Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Sellers, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. Any such waiver will only be effective in the specific instance and for the specific and limited purpose for which it was given and will not be deemed a waiver of any other provision of this Agreement or of the same breach or default upon any recurrence thereof. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

SECTION 7.05    Notices. All notices, requests, claims, demands or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail, or if mailed, three days after mailing (one business day in the case of overnight mail or overnight courier service), as follows:

(a)	if to Purchaser, to:

Phoenix Tissue Repair, Inc.

c/o BridgeBio Pharma LLC

421 Kipling Street

Palo Alto, CA 94301

Attention: Neil Kirby, PhD.

E-mail: [***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02110

Attention: Mitchell S. Bloom, Esq. and Robert E. Puopolo, Esq.

Facsimile No.: (617) 523-1231

E-mail: [***]

(b)	if to Sellers, to:

Shire Human Genetic Therapies, Inc.

Legal Department

300 Shire Way

Lexington, MA USA 02421

Attention: Legal Counsel

Facsimile No.: 781-482-2918

E-mail: [***]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: William J. Chudd and Brian Wolfe

Facsimile: (212) 701-5800

E-mail: [***]

SECTION 7.06    Interpretation; Definitions.

(a)    The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of or to this Agreement, as the case may be, and (iv) the headings contained in this Agreement or any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit or Schedule hereto but not otherwise defined therein shall have the meanings as defined in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

calendar days unless business days are specified. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)    For all purposes hereof:

“Acquired Product” means any Covered Product (as defined in the Stock Purchase Agreement) owned by Sellers or their Affiliates, in such form existing during the Ownership Period.

“Affiliate” or “Affiliates” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; and for the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. References to “Affiliates” of Sellers or a Seller in this Agreement shall be deemed to include only [***].

“Applicable Law” means, with respect to any person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such person, as amended unless expressly specified otherwise.

“Approval” or “Approved” means, with respect to any product in any regulatory jurisdiction, approval from the applicable Governmental Authority sufficient to manufacture, distribute, use (including in clinical trials), market or sell such product in such regulatory jurisdiction in accordance with Applicable Laws, including receipt of pricing and reimbursement approvals, where applicable.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, made and entered into effective as of the date hereof, among Purchaser and Sellers to evidence Purchaser’s assumption of the Assumed Liabilities and Sellers’ assignment of the Acquired Assets.

“BLA” means, with respect to a Product, the biologics license application for such Product submitted to the FDA under the provisions of Section 351 of the Public Health Service Act and applicable regulations set forth in 21 C.F.R. Part 601, including all supplements and amendments thereto.

“business day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in New York, New York.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending March 31, June 30, September 30 and December 31.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

“Closing Date IP” means any and all Intellectual Property Controlled by Lotus immediately prior to the Lotus Closing and acquired by Shire in each case in connection with the transactions contemplated by the Stock Purchase Agreement, but solely to the extent such Intellectual Property existed as of the Lotus Closing, including, but not limited to, the Intellectual Property listed on Section 7.06(b)(i) of the Sellers Disclosure Schedule.

“Closing Date IP Assets” means all of Sellers’ and their Affiliates’ right, title and interest in and to the Closing Date IP, including, in the case of Patents included in the Closing Date IP, all non-provisional patent applications that are conversions of provisional patent applications included in the Closing Date IP (but only to the extent all claims of such conversions are exclusively directed to subject matter described in the applicable provisional patent applications included in the Closing Date IP to which such conversions claim priority), substitutions, divisions, requests for continuations, continuations, continuations-in-part (but only to the extent that all claims in such continuations in part are exclusively directed to subject matter described in applicable patent applications or patents included in the Closing Date IP to which such continuations-in-part claim priority), reissues, extensions, supplementary protection certificates and reexaminations thereof, and all equivalents of such conversions, substitutions, divisions, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates and reexaminations in any jurisdiction, all as prosecuted by Sellers or any of their Affiliates through the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combination Product” means a product that includes a Product and at least one additional active ingredient (whether co-formulated or co-packaged) other than a Product. Pharmaceutical dosage form vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. § 210.3(b)(7).

“Commercially Reasonable Efforts” means, [***].

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 5, 2016, between Shire and BridgeBio, Inc.

“Contract” means any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral.

“Contribution Agreement” means the Contribution Agreement, made and entered into effective as of the date hereof, by and among Purchaser and the Equityholders.

“Controlled” means with respect to any Intellectual Property, that a person (i) either owns such Intellectual Property or (ii) has been granted a license (other than by a license or sublicense granted pursuant to this Agreement) to such Intellectual Property, and has the ability to grant to another person a license, sublicense or other access on the terms and conditions

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

set forth herein without violating the terms of any agreement or arrangement with any third party in existence as of the time such first person would first be required hereunder to grant to the other person such license, sublicense or access.

“Covered Indication” means the treatment of DEB in humans.

“Covers” means, with respect to any Product (or any element thereof) and Patent, that, in the absence of ownership of, or a license granted under, such Patent, the manufacture, use, offer for sale, sale or importation of such Product (or any element thereof) would infringe such Patent.

“DEB” means dystrophic epidermolysis bullosa.

“Dollars” or “$” means lawful money of the United States of America.

“EMA” means the European Medicines Agency, or any successor entity.

“Equity Documents” means the Right of First Refusal and Co-Sale Agreement, the Voting Agreement and the Investors’ Rights Agreement.

“EU” means (i) all countries that are member states of the European Union as of the date hereof or at any time thereafter and (ii) the United Kingdom.

“Exploit” means to research, have researched, develop, have developed, use, have used, make, have made, sell, have sold, offer for sale, have offered for sale, commercialize, have commercialized, import, have imported, export, have exported, register, have registered, and otherwise exploit or have exploited. “Exploitation” has a correlative meaning.

“FDA” means the United States Food and Drug Administration, or any successor entity.

“First Commercial Sale” means, with respect to a Product, the first sale for use or consumption by the general public of such Product in any country after Approval of such Product has been granted, or such marketing and sale is otherwise permitted, by the applicable Regulatory Authority of such country.

“GAAP” means generally accepted accounting principles in the United States.

“Generic Product” means, with respect to a Product in a country, a pharmaceutical product that (i) contains the same active ingredient(s) as such Product and (ii) is Approved as a substitute for such Product as a therapeutic equivalent for commercial sale and use in such country pursuant to Section 505(b)(2) or Section 505(j) of the FDCA (21 U.S.C. § 355(b)(2) and 21 U.S.C. § 355(j), respectively) as amended, or any similar Approval under Applicable Law in such country based on a demonstration of bioequivalence and similarity to such Product. For the avoidance of doubt, Generic Product excludes any Over the Counter Product.

“Generic Product Event” means, [***].

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“IND” means an Investigational New Drug Application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations (or its successor regulation) with respect to a Product, or the equivalent application or filing filed with any equivalent agency or Governmental Authority outside the United States of America (including any supra-national agency such as the EMA), and all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

“Intellectual Property” means all (i) national and multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisions, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application, and all rights and priorities in any of the foregoing (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, brand names, certification marks, domain names, trade names, corporate names and other indications of origin, whether or not registered, in any jurisdiction, and all registrations and applications for registration of the foregoing in any jurisdiction, and all goodwill associated with the foregoing (collectively, “Trademarks”), (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in any jurisdiction, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression (collectively, “Copyrights”), (iv) trade secrets, know-how, information, data, databases, database rights, specifications, processes, methods, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, utility models, designs, technology, software, inventions (whether or not patentable or reduced to practice), discoveries, ideas and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, flow diagrams, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records and similar data and information (collectively, “Know-How”), (v) database rights, industrial designs, industrial property rights, publicity rights and privacy rights and (vi) similar intellectual property or proprietary rights.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement, made and entered into effective as of the date hereof, by and among Purchaser, Lotus and the other parties named therein.

“knowledge of Sellers” means the actual knowledge, after due and reasonable inquiry of current employees of Shire, of [***], as of the date hereof.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, determined or determinable or due or to become due), including all costs and expenses relating thereto.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Lotus Closing” means the “Closing” as defined in the Stock Purchase Agreement.

“NDA” means, with respect to a Product, a new drug application for such Product submitted in accordance with 21 C.F.R. Part 314, and all supplements submitted pursuant to the requirements of the FDA, including all documents, data and other information concerning such Product which are necessary for FDA approval to market such Product in the United States, and any equivalent application submitted to any other health authority.

“Net Sales” means, [***].

“Other Transaction Documents” means (i) the Assignment and Assumption Agreement, (ii) the Patent Assignment, (iii) the Transition Services Agreement, (iv) the Subscription Agreement, (v) the Contribution Agreement, (vi) the Purchaser SPA and (vii) the Equity Documents.

“Over the Counter Product” means any drug product that may be sold over-the-counter without prescription under Applicable Law.

“Ownership Period” means the period from the date of the Lotus Closing to the date hereof.

“Patent Assignment” means the Patent Assignment, made and entered into effective as of the date hereof, among Purchaser and Sellers.

“Permits” means each material license, franchise, permit, certificate, approval, registration, concession, order, decree or other similar authorization in each case granted by Governmental Authorities primarily affecting, relating to, or arising out of or in connection with, the Acquired Assets (other than the FDA Permits).

“Permitted Liens” means (i) Liens disclosed on Section 7.06(b)(ii) of the Sellers Disclosure Schedule, (ii) Liens for Taxes that are not yet due and payable or are being contested in good faith, (iii) statutory Liens (including mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens) arising or incurred in the ordinary course of business, (iv) any restrictions, limitations or conditions contained in the Transferred Contracts, (v) any non-exclusive license of any Intellectual Property granted in the ordinary course of business or (vi) any other Liens affecting the Acquired Assets that were not incurred in connection with the borrowing of money or the advance of credit and that do not materially impede the ownership or operation of, or materially impair the value of, the Acquired Assets, taken as a whole.

“person” or “persons” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity.

“Phase I Clinical Trial” means a human clinical trial in any country intended to obtain data regarding safety and/or pharmacokinetics of any Product (whether alone or in combination with any other product) for any indication that would satisfy the requirements of 21

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

C.F.R. § 312.21(a) (including, for the avoidance of doubt, any such trial that would satisfy the requirements of both 21 C.F.R. § 312.21(a) and 21 C.F.R. § 312.21(b)) or other comparable requirement imposed by the FDA (or the foreign equivalent thereof).

“[***]” means [***].

“Phase I/II Clinical Trial” means a human clinical trial designed to obtain sufficient data regarding safety, dose ranging and/or efficacy of any Product (whether alone or in combination with any other product) for any indication to make a decision about whether to commence a Phase III Clinical Trial for the such indication that would satisfy the requirements of 21 C.F.R. § 312.21(b) or other comparable requirement imposed by the FDA (or the foreign equivalent thereof).

“Phase III Clinical Trial” means (i) a pivotal human clinical trial in any country intended to obtain data regarding safety and efficacy of any Product (whether alone or in combination with any other product) for any indication as expected for the approval of an orphan product or (ii) that would satisfy the requirements of 21 C.F.R. 312.21(c) or other comparable requirement imposed by the FDA (or the foreign equivalent thereof) with respect to any Product (whether alone or in combination with any other product) for any indication.

“[***]” means [***].

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Product” means recombinant human collagen type VII (i) that (a) is in the form of the recombinant human collagen VII manufactured by or on behalf of the Sellers as of the Closing Date (or a form with only changes to the form manufactured by or on behalf of the Sellers as of the Closing Date that do not materially affect the three dimensional structure of such recombinant human collagen type VII), or (b) specifically embodies, or is developed, manufactured, used, conceived or otherwise reduced to practice specifically based upon or as a direct result of using, the Closing Date IP or Product IP or (ii) the development, manufacture, use, making, keeping, sale, importation or exportation of which, if occurring in the United States, would (a) infringe a Valid Claim of the Closing Date IP or Product IP or (b) infringe any other Valid Claim Controlled by Purchaser or any Affiliate of Purchaser that claims an invention that is specifically based upon, is the direct result of using or directly incorporates the Closing Date IP or Product IP. For the avoidance of doubt, “Product” includes any Acquired Product.

“Product Licensed IP” means any Intellectual Property (other than the Product IP and any Trademarks) Controlled by Sellers or their Affiliates as of the date hereof and related (but not exclusively related) to the Acquired Product (including any such Intellectual Property with respect to any assay and any cell line Controlled by Sellers as of the date hereof and used in the Research Program), but only to the extent reasonably necessary or useful for Purchaser to Exploit the Acquired Product, in each case to the extent such Intellectual Property is used (or was used or is reasonably likely to be used in the future) by Sellers in the Research Program as of the date hereof.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Product Sale” means any sale or transfer (whether through an asset sale, sale of equity interests, merger or otherwise) or exclusive license of all or substantially all of the Purchaser’s and its Affiliates’ right, title and interest in and to any Product in all fields of use material to such Product or any other material portion of any Acquired Assets to a third party (other than a wholly-owned subsidiary of the Purchaser), through one or more transactions or series of transactions.

“Purchaser Rights Group” means (a) the Purchaser, (b) with respect to any Product, any person to which any right to Exploit such Product is licensed, sublicensed, assigned or transferred by the Purchaser or any of its Affiliates, (c) with respect to any Product, any person to which the right to Exploit such Product is licensed, sublicensed, assigned or transferred by any person described in clause (b) above, (d) with respect to any Product, any successor or assign of any person described in clauses (a), (b) or (c) above with respect to such person’s interest in such Product, and (e) with respect to any Product, any Affiliate of any person described in clauses (a), (b), (c), or (d) involved in the Exploitation of such Product with or on behalf of such person.

“Purchaser SPA” means the Stock Purchase Agreement, made and entered into effective as of the date hereof, by and among Purchaser and the other parties named therein.

“Regulatory Authority” means any national or supranational Governmental Authority, including the FDA or the EMA, with responsibility for granting any license, registrations or Approvals with respect to a Product.

“Regulatory Exclusivity” means, with respect to a Product, any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority in respect of such Product, other than under any Patents, but including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, marketing exclusivity and pediatric exclusivity.

“Regulatory Filing” means collectively: (a) all INDs, NDAs, BLAs, establishment license applications, drug master files, applications for designation as an orphan drug under the Orphan Drug Act (21 U.S.C. §§ 360aa-ee), for “Fast Track” status under Section 506 of the FDCA (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(5)(B) and (C) of the FDCA (21 U.S.C. § 355(b)(5)(B) and (C)) and all other similar filings (including, without limitation, counterparts of any of the foregoing in any country or region) and (b) all supplements and amendments to any of the foregoing.

“Research Program” means the preclinical and clinical program conducted by the Sellers and their Affiliates as of the date hereof to research, develop, test and/or manufacture the Acquired Product in the Covered Indication.

“Research Program Assets” means:

(i)

Any Intellectual Property (other than the Closing Date IP) Controlled by the Sellers or any Affiliates of the Sellers as of the date hereof and exclusively related to the Acquired Product, including the Intellectual Property listed on Section 7.06(b)(iii) of the Sellers Disclosure Schedule (the “Product IP”);

(ii)

All of the Sellers’ and their Affiliates’ right, title and interest in and to any Regulatory Filings and Approvals then in their names solely applicable to the Acquired Product, including, but not limited to, the Regulatory Filings and Approvals listed on Schedule 7.06(b)(iv) of the Sellers Disclosure Schedule, and, to the extent permitted by Applicable Law, copies of all formal submissions and formal correspondence between each of the Sellers and its Affiliates, on the one hand, and the applicable Regulatory Authorities, on the other hand, relating solely to such Regulatory Filings and Approvals;

(iii)	all supplies of the Acquired Product owned by each of the Sellers and its Affiliates as of the date hereof;

(iv)

copies of all documents and materials Controlled by each of the Sellers or any Affiliate of such Seller as of the date hereof and embodying the Research Program IP (including the Know-How included in such Research Program IP), but only to the extent reasonably necessary to enable the manufacture of the Acquired Product by Purchaser, its Affiliates or any third party manufacturer or supplier selected by Purchaser or its Affiliates; and

(v)

copies of all reports and data generated or obtained by each of the Sellers and its Affiliates that solely relate to the Acquired Product that have not been previously provided to the Equityholders (as such term is defined in the Stock Purchase Agreement).

“Research Program IP” means the Closing Date IP and Product IP.

“Right of First Refusal and Co-Sale Agreement” means the Right of First Refusal and Co-Sale Agreement, made and entered into effective as of the date hereof, by and among Purchaser, Lotus and the other parties named therein.

“Sellers Names and Marks” means any and all (i) Trademarks of any Seller or any of its Affiliates, including the names, marks and logos set forth on Section 7.06(b)(v) of the Sellers Disclosure Schedule, and (ii) Trademarks derived from, confusingly similar to or including any of the foregoing.

“Spot Exchange Rate” means, in relation to any amount of currency to be converted into Dollars, the Dollar exchange rate as published in the Wall Street Journal on the last business day of the immediately preceding calendar month.

“Stock Purchase Agreement” means the Amended and Restated Stock Purchase Agreement dated as of August 11, 2016 by and among Shire, Fortis Advisors, LLC, a Delaware limited liability company, and Third Rock.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.

“Tax” or “Taxes” means (i) any and all taxes, charges, duties, contributions, levies or other similar assessments or liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, consumption, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, business license, business organization, environmental, profits, severance, stamp, occupation, windfall profits, escheat, unclaimed property, customs duties, import, export, franchise, estimated and other taxes of any kind whatsoever imposed by any Governmental Authority, whether payable directly or by withholding, together with any interest, fines, penalties, assessments, additions to tax or additional amounts imposed with respect to such items, including any liability for payment of taxes as a transferee or successor by contract or otherwise.

“Tax Asset” or “Tax Assets” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax Returns” means all reports, returns, declarations, statements, claim for refund, or other information required to be supplied to any Governmental Authority in connection with Taxes (including any attachments, amendments, and supplements thereof).

“[***]” means [***].

“Transferred Patent” means (i) any Patent within the Closing Date IP Assets or Product IP and/or (ii) any Patent Controlled by any member of the Purchaser Rights Group that claims, and is entitled to, priority to or common priority with any of the foregoing.

“Transfer Tax” shall mean any documentary, sales, use, registration, filing, recordation, ad valorem, value added, bulk sales, stamp duties, excise, license or similar fees or Taxes (including any real property transfer Tax and any other similar Tax), including any penalties and interest.

“Transition Services Agreement” means the Transition Services Agreement, made and entered into effective as of the date hereof, between Purchaser and Lotus.

“U.S.” or “United States” means the United States of America, including its territories and possessions (excluding all military bases and other military installations outside of the continental United States, Alaska, Hawaii and Washington, D.C.).

“Valid Claim” means a claim of any (i) issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (ii) pending patent application that has been pending without issuance for a period not longer than [***] from the earliest priority date of such application and that has not been abandoned in compliance with the terms hereof or finally rejected without the possibility of appeal or refiling.

“VAT” means value added tax imposed in any member state of the EU pursuant to Council Directive (EC) 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it, or supplemental to that Directive, or any similar tax which may be substituted for or levied in addition to it or any value added, sales turnover, goods and services or similar Tax imposed in a country which is not a member of the EU.

“Voting Agreement” means the Voting Agreement, made and entered into effective as of the date hereof, by and among Purchaser, Lotus and the other parties named therein.

SECTION 7.07    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

SECTION 7.08    Entire Agreement. This Agreement, the Other Transaction Documents and the Confidentiality Agreement and the schedules and exhibits hereto and thereto contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, drafts, understandings, promises, undertakings or implications relating to such subject matter, whether written or oral. No provision of this Agreement shall be interpreted in favor of, or against, any party by reason of the fact that any such provision is inconsistent with any prior draft hereof.

SECTION 7.09    Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity or enforceability of any other provision hereof (or the remaining portion thereof) or the application of such provision (or the remaining portion thereof) to any other persons or circumstances. In the event that any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be limited or eliminated, but only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

SECTION 7.10    Governing Law. This Agreement and any claims arising therefrom shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

SECTION 7.11    Consent to Jurisdiction. Each of Purchaser and Sellers irrevocably submits to the exclusive jurisdiction of (a) the state courts of the State of New York,

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement, the Other Transaction Documents or any transaction contemplated hereby or thereby. Each of Purchaser and Sellers further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address(es) set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.11. Each of Purchaser and Sellers irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Other Transaction Documents or the transactions contemplated hereby or thereby in (i) the state courts of the State of New York, and (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 7.12    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.12.

SECTION 7.13    Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Purchaser and Sellers have duly executed this Agreement as of the date first written above.

PHOENIX TISSUE REPAIR, INC.

By:	/s/ Neil Kirby
Name: Neil Kirby
Title: President and Chief Executive Officer

SHIRE HUMAN GENETIC THERAPIES, INC.

By:	/s/ Jason E. Baranski
Name: Jason E. Baranski
Title: Secretary and Director

LOTUS TISSUE REPAIR, INC.

By:	/s/ Jason E. Baranski
Name: Jason E. Baranski
Title: Secretary and Director

[Signature Page to Asset Purchase Agreement]